Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Brings Corvina Oil Field Into Commercial Production

Houston—December 1, 2010—BPZ Resources, Inc. (NYSE:BPZ) announces the Company has placed the Corvina oil field, located in offshore Block Z-1 in northwest Peru, into commercial production.  The Company has started operating the gas compressor at the CX-11 Corvina platform to re-inject the associated gas and thus avoid gas flaring.  The Company is now in the process of reopening the Corvina oil wells that were shut-in due to gas flaring restrictions.

Richard Spies, Chief Operating Officer commented, “This is a great achievement for our operations team and the Company in general, as it proves that with proper planning and execution our team can meet key milestones.”  Manolo Zuñiga, President and Chief Executive Officer added “The Corvina oil field is our first field on commercial production.  Our investors have been watching for us to execute on this milestone, and I am pleased at our team’s commitment to meeting the announced schedule.  We are currently working on the future development of Corvina, and committed to installing the required gas re-injection equipment at Albacora so we may bring our second oil field into commercial production by year end 2011.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.